Exhibit 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement dated for convenience as of November 1, 2011 (this “Amendment”) is entered into by and between The Greenbrier Companies, Inc. (“Company”) and William A. Furman (“Executive”) and amends that certain Employment Agreement between such parties dated as of September 1, 2004, as previously amended as of May 11, 2006, November 1, 2006, June 5, 2008, April 6, 2009, March 1, 2009 and December 1, 2010 (the “Employment Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Restoration of Base Salary. Section 3.1 of the Employment Agreement is deleted and replaced in its entirety with the following new Section 3.1, in order to fully restore Executive’s base salary to the rate in effect prior to the 50% reduction implemented March 1, 2009:

“3.1 Base Salary. Effective as of July 1, 2011, the Company shall pay Executive a Base Salary at an annual rate of not less than $750,000 per year, subject to such periodic increases as the Compensation Committee of the Board of Directors shall deem appropriate. Base Salary shall be payable in accordance with the Company’s usual and customary payroll practices, but no less frequently than monthly.”

2. Adoption of New Bonus Program. Section 3.2 of the Employment Agreement, as previously amended, is deleted in its entirety and replaced with the following new Section 3.2, and Exhibit A to the Employment Agreement is deleted, in order to implement the performance-based bonus program adopted and approved by the Compensation Committee of the Company’s Board of Directors:

“3.2 Bonus. The Company shall pay Executive a cash bonus of up to 225% of Executive’s annual Base Salary with respect to each fiscal year of the Company, based upon achievement of Company and individual performance goals, in accordance with the annual bonus program then in effect, as adopted and approved by the Compensation Committee of the Company’s Board of Directors.”

Except as hereby amended, the Employment Agreement shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.		EXECUTIVE

By:	/s/ Mark J. Rittenbaum	/s/ William A. Furman
	Mark J. Rittenbaum	William A. Furman
Executive Vice President and Chief Financial Officer